INDEPENDENT AUDITOR'S REPORT ON THE INTERNAL CONTROL STRUCTURE

                                                                 August 20, 1998


Board of Trustees
Quaker Investment Trust
Valley Forge, Pennsylvania


     In planning and performing our audit of the financial statements of the QUAKER INVESTMENT TRUST (comprising, respectively, the Quaker Enhanced Stock Market Fund, the Quaker Core Equity Fund, the Quaker Aggressive Growth Fund, the Quaker Mid Cap Value Fund, the Quaker Small-Cap Value Fund, and the Quaker Fixed Income Fund) for the year ending June 30, 1998 (except for the Quaker Mid Cap Value Fund which is for the period from January 6, 1998, commencement of operations, to June 30, 1998), we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

     The management of QUAKER INVESTMENT TRUST is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

     Because of inherent limitations in any internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

     Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors and irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted the following matters involving the control environment, control procedures and accounting system and their operation that we consider to be material weaknesses as defined above. These conditions were considered in determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of QUAKER INVESTMENT TRUST for the year ended June 30, 1998 (except for the Quaker Mid Cap Value Fund which is for the period from January 6, 1998, commencement of operations, to June 30, 1998), and this report does not affect our report thereon dated August 20, 1998.

FINDING

     The Trust's administrator and transfer agent was changed to the Declaration Group of Conshohocken, Pennsylvania, effective May 1, 1998. We noted that work performed by the accounting staff of the Declaration Group was not adquately supervised and reviewed by senior accounting management. This resulted in certain rconciliations not being performed in a timely manner for the period from May 1, 1998 to June 30, 1998.

CORRECTIVE ACTION

     During the period from May 1, 1998 to June 30, 1998 the accounting staff of the Declaration Group was focused on the conversion and remediation of the conversion of the Quaker Investment Trust accounting and transfer agent records from the funds' previous administrator and transfer agent. Consequently, due to the complexity of the conversion process, certain control procedures did not occur. The conversion process of the accounting and transfer agent records of the Quaker Investment Trust has been completed. Subsequent to June 30, 1998, senior management personnel has been added replacing existing personnel, to ensure that existing internal control policies and procedures are adequate for their purpose and are in force.

FINDING

     The staff of the Declaration Group failed to reconcile the number of capital shares sold, redeemed and outstanding as recorded on the accounting records of the Trust with those of the transfer agent for the period May 1, 1998 through June 30, 1998.

CORRECTIVE ACTION

     Capital share transactions were not reconciled during the period from May 1, 1998 to June 30, 1998 due to the conversion process referred to above in the previous finding. The accounting records of the Trust have been reconciled with those of the Transfer Agent. Management has instituted policies and procedures to ensure that capital shares sold, redeemed and outstanding are reconciled on a daily basis.

FINDING

     The accounting staff of the Declaration Group failed to reconcile short sales occurring in the Quaker Aggressive Growth Fund as listed on the brokerage statement account with Spear, Leeds, Kellogg to the accounting records of the Trust. As a result, certain items listed on the Spear, Leeds, Kellogg brokerage statement were not recorded on the accounting records of the Quaker Aggressive Growth Fund.

CORRECTIVE ACTION

     The accounting records of the Trust will be reconciled to the Spear, Leeds, Kellogg statements on a monthly basis. All transactions listed on the statements will be recorded in the accounting records of the Trust.

     This report is intended solely for the information and use of management and the Securities and Exchange Commission.


                                       Goldenberg Rosenthal Friedlander, LLP /S/


Jenkintown, Pennsylvania